Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (No. 333-221616, No. 333-239223, No. 333-258630, No. 333-264800, and No. 333-268054) on Form S-8 of our reports dated March 1, 2023, with respect to the consolidated financial statements of Zai Lab Limited and subsidiaries and the effectiveness of internal control over financial reporting.
/s/ KPMG LLP
New York, New York
March 1, 2023